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                                                                    Exhibit 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
Checkers Drive-In Restaurants, Inc.:

   We consent to incorporation by reference in the registration statement (No. 333-55825) on Form S-3 and the registration statements (Nos. 333-42160, 33-47063, 33-63992, and 33-80236) on Form S-8 of Checkers Drive-In Restaurants, Inc. of our report dated March 5, 2002, relating to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of December 31, 2001 and January 1, 2001, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Checkers Drive-In Restaurants, Inc.

Tampa, Florida
March 20, 2002